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                                                                    EXHIBIT 11.1

                             DIEDRICH COFFEE, INC.
                       COMPUTATION OF PER SHARE EARNINGS

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
                                           Twelve Weeks               Twelve Weeks
                                              Ended                      Ended
                                        September 20, 2000         September 22, 1999
                                        ------------------         ------------------
BASIC EARNINGS PER SHARE

Net loss............................           $ (1,112,464)              $  (389,491)
                                               ============               ===========
Weighted average number of shares
outstanding during the period ......             12,645,356                12,022,467
                                               ============               ===========

Basic net loss per share ...........           $      (0.09)              $     (0.03)
                                               ============               ===========

DILUTED EARNINGS PER SHARE

Diluted net loss ...................           $ (1,112,464)              $  (389,491)
                                               ============               ===========

Weighted average number of shares
outstanding during the period ......             12,645,356                12,022,467

Incremental shares attributable to the
exercise of outstanding options ....                      -                         -
                                               ------------               -----------

    Total shares ...................             12,645,356                12,022,467
                                               ============               ===========

Diluted net loss per share                     $      (0.09)              $     (0.03)
                                               ============               ===========

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